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                                                                       EXHIBIT 4

                       NAVISTAR INTERNATIONAL CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES
                       ----------------------------------
                INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS,
                              INCLUDING INDENTURES

     The following instruments of Navistar International Corporation and its principal subsidiary Navistar International Transportation Corp. and its
principal subsidiary Navistar Financial Corporation defining the rights of security holders are incorporated herein by reference.

      4.1 Indenture, dated as of March 1, 1968, between Navistar International Transportation Corp. and Manufacturers Hanover Trust Company, as Trustee, and succeeded by FIDATA Trust Company of New York, as successor Trustee, for 6 1/4% Sinking Fund Debentures due 1998 for $50,000,000. Filed on Registration No. 2-28150.

      4.2 Indenture, dated as of June 15, 1974, between Navistar International Transportation Corp. and Harris Trust and Savings Bank, as Trustee, and succeeded by Commerce Union Bank, now known as Sovran Bank/Central South, as successor Trustee, for 9% Sinking Fund Debentures due 2004 for $150,000,000. Filed on Registration No. 2-51111.

      4.3 Indenture, dated as of November 15, 1993, between Navistar Financial Corporation and Bank of America, Illinois formerly known as Continental Bank, National Association, as Trustee, for 8 7/8% Senior Subordinated Notes due 1998 for $100,000,000. Filed on Registration No. 33-50541.

      4.4 Indenture, dated as of May 30, 1997, by and between Navistar Financial Corporation and The Fuji Bank and Trust Company, as Trustee, for 9% Senior Subordinated Notes due 2002 for $100,000,000.
               Filed on Registration No. 333-30167.

      4.5 $125,000,000, Credit Agreement dated as of November 26, 1997, as amended by Amendment No. 1 dated as of February 4, 1998, among Navistar International Corporation Mexico, S.A. de C.V., Navistar International Corporation, certain banks, certain Co-Arranger banks, Bank of Montreal, as Paying Agent, and Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero, as Peso Agent and Collateral Agent. The Registrant agrees to furnish to the Commission upon request a copy of such agreement which it has elected not to file under the provisions of Regulation 601(b) (4)
               (iii).

      4.6 Indenture, dated as of February 4, 1998, by and between Navistar International Corporation and Harris Trust and Savings Bank, as Trustee, pursuant to which the 7% Senior Notes due 2003 have been issued. Filed on Registration No. 333-47063.

      4.7 Indenture, dated as of February 4, 1998, by and between Navistar International Corporation and Harris Trust and Savings Bank, as Trustee, pursuant to which the 8% Senior Subordinated Notes due 2008 have been issued. Filed on Registration No. 333-47063.

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     Instruments defining the rights of holders of other unregistered  long-term debt of Navistar and its subsidiaries have been omitted from this exhibit index because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the Registrant and its consolidated subsidiaries. The Registrant agrees to furnish a copy of any such instrument to the Commission upon request.




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